Exhibit 99.1

Sovran Self Storage Reports Third Quarter Results; Credit Rating Upgrade

BUFFALO, N.Y.--(BUSINESS WIRE)--November 4, 2009--Sovran Self Storage, Inc. (NYSE:SSS), a self-storage real estate investment trust (REIT), reported operating results for the quarter ended September 30, 2009.

Net income available to common shareholders for the third quarter of 2009 was $7.5 million or $.32 per diluted share. Net income available to common shareholders for the same period in 2008 was $9.5 million or $.44 per diluted share. Funds from operations for the quarter were $.68 per fully diluted common share. Higher interest expense and increased customer move-in incentives were the primary factors leading to lower earnings for 2009’s third quarter.

Subsequent to the end of the quarter, the Company sold 4.025 million shares of common stock, realizing net proceeds of $113.8 million from the issuance. On October 5, 2009, the Company applied the proceeds of the offering to repay $100 million of its bank term notes maturing in 2012, and terminated interest rate swap agreements associated with the repaid debt obligation.

Primarily as a result of these actions, Fitch Ratings reinstated the Company’s credit rating to BBB- (matching the rating issued by Standard and Poors). David Rogers, the Company’s Chief Financial Officer said, “The reinstatement of our investment grade rating will reduce our borrowing costs by over $3 million per year, and the capacity and flexibility gained by the stock offering affords plenty of room to take advantage of the opportunities we expect to see in the next 12 – 18 months.”

OPERATIONS:

Total Company net operating income for the third quarter declined 3.8% ($1.2 million) compared with the same quarter in 2008 to $31.4 million. Overall average occupancy for the quarter was 82.3% and average rent per square foot for the portfolio was $10.25. Occupancy at the Company’s 382 storage facilities at September 30 was 81.6%.

The Company continues to make extensive use of move-in incentives; during the quarter over $4.5 million in “first month free” and other incentives were granted, almost $1.6 million more than those of last summer. As a result, even though street rates were increased in most markets, revenues at the 356 stores owned and/or managed for the entire quarter in both years decreased 3.6% over the third quarter 2008.

Kenneth F. Myszka, the Company’s President and Chief Operating Officer, commented, “In a very challenging economic environment, we see positive signs at our Uncle Bob’s stores. Our same store move-ins have exceeded those of last year for seven of the last nine months. Our call center and internet inquiries have remained high, so we know demand is there. Once we absorb the impact of the up-front leasing incentive, our revenue management systems have enabled us to optimize rental rates, to the extent that when a customer does move out, we have an opportunity in many instances to achieve a step up in the price charged for the vacated unit.”

The Company’s same store operating expenses decreased by 5.3% from last year’s third quarter as a result of significant savings in all operating expense categories except property taxes, which increased by 7.2%, and increased marketing and internet advertising costs.

General and administrative expenses grew $300,000 over the same period in 2008, primarily due to increased expenses associated with operating the Joint Venture.

During the quarter, solid revenue growth was shown at the Company’s Maryland and Michigan stores, while stores in Florida, Georgia, and parts of New England continued to show revenue declines.

PROPERTIES:

The Company did not acquire any properties during the quarter for its own portfolio or for that of the Joint Venture. The Company did, however, sell three of its solely owned stores that were located in non-core markets, thereby improving operating efficiencies. The stores were located in southeastern Massachusetts (2) and Fayetteville, NC (1) and sold for a total of $10.9 million.

On October 2, 2009, the Company opened its second store in Richmond, VA. The newly built 79,000 square foot self storage facility features both traditional and climate controlled storage as well as the Company’s signature Dri-guard storage spaces. It also includes individual door alarms, a large retail area for moving and storage supplies, and conference room for customer use.

As previously announced, the Company has curtailed its program of expanding and enhancing its existing stores, awaiting improvements in both the capital markets and the general economy. Five projects that were started in 2008 have been completed thus far this year at a cost of $6.8 million. Most improvements have been postponed to 2010, except for about $8 million yet to be applied to projects this year.

CAPITAL TRANSACTIONS:

At September 30, 2009, the Company had $500 million of unsecured term note debt and $108 million of mortgage debt outstanding. $26 million of the mortgage debt matures in December of 2009; the Company expects to repay this with cash on hand. The next significant maturities are in 2012.

As noted above, the Company completed a 4.025 million share stock sale on October 5, 2009, the proceeds of which were used to repay $100 million of bank term debt and to extinguish the related interest rate swap contracts. Illustrated below is the impact that the offering and the resulting upgrade to the Company’s credit rating had on certain key metrics:

	September 30	Post Offering
-- Debt to Enterprise Value (at $30.00/share)	45.9%	37.7%
-- Debt to Book Cost	43.7%	36.5%
-- Debt to EBITDA ratio	5.7x	4.7x
-- Debt service coverage	2.5x	3.3x
-- Effective interest rate on unsecured debt	6.97%	6.19%

YEAR 2009 EARNINGS GUIDANCE:

The Company is experiencing soft consumer demand in many of its markets and expects conditions to remain competitive. It anticipates the continuation of leasing incentives as well as increased advertising and aggressive marketing to improve occupancy and, accordingly, estimates a decline in same store revenue of 2 to 4% from that of 2008. Property operating costs are projected to decrease by 1 to 2%. Management reiterates its previous forecast of an expected decline in same store NOI of 2 to 4%.

The Company has curtailed its expansion and enhancement program and, until market conditions significantly improve, will defer most of its planned 2009 expenditures of $50 million. It has an estimated total of $8 million of commitments outstanding on construction projects remaining to be completed in 2009 or early 2010.

At present, the Company does not expect to actively pursue the purchase of additional facilities while the capital and real estate markets remain unstable. It is negotiating the sale of several of its non-core stores (as noted, three were sold during the quarter), and may sell several more in the fourth quarter of 2009 and/or early 2010.

General and administrative expenses are expected to increase by 5 to 7% in 2009.

At September 30, 2009, all of the Company’s debt is either fixed rate or covered by rate swap contracts that essentially fix the rate. Subsequent borrowings that may occur will be pursuant to the Company’s Line of Credit agreement at a floating rate of LIBOR plus 1.375%.

At September 30, 2009, the Company had 23,475,580 shares of common stock outstanding and 419,952 Operating Partnership Units outstanding.

On October 5, 2009, the Company sold 4.025 million shares and applied the proceeds to repayment of $100 million of bank term notes and to unwind interest rate swap contracts associated with the notes. As a result of these transactions, the Company will incur one-time charges of $8.4 million to cancel the swap contract, and $.64 million to expense unamortized financing costs associated with the note repayment.

On October 16, 2009, Fitch Ratings issued an upgrade to the Company’s credit rating, which will reduce the interest rate the Company pays on two of its long term notes.

As a result of the above assumptions, management expects funds from operations for the fourth quarter of 2009 to be approximately $.26 to $.28 per share, and between $2.33 and $2.35 for the full year 2009.

FORWARD LOOKING STATEMENTS:

When used within this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933, and in Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company’s ability to evaluate, finance and integrate acquired businesses into the Company’s existing business and operations; the Company’s ability to form joint ventures and sell existing properties to those joint ventures; the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company’s outstanding floating rate debt; the Company’s ability to comply with debt covenants; the regional concentration of the Company’s business may subject it to economic downturns in the states of Florida and Texas; the Company’s ability to effectively compete in the industries in which it does business; the Company’s reliance on its call center; the Company’s cash flow may be insufficient to meet required payments of principal, interest and dividends; and tax law changes which may change the taxability of future income.

CONFERENCE CALL:

Sovran Self Storage will hold its Third Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Time on Thursday, November 5, 2009. Anyone wishing to listen to the call may access the webcast via the event page at http://www.unclebobs.com/company/investment/. The call will be archived for a period of 90 days after initial airing.

Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self-storage facilities. The Company operates 383 self-storage facilities in 24 states under the name “Uncle Bob’s Self Storage”®. For more information, please contact David Rogers, CFO or Diane Piegza, VP Corporate Communications at (716) 633-1850 or visit the Company’s Web site at www.unclebobs.com.

SOVRAN SELF STORAGE, INC.
BALANCE SHEET DATA
(unaudited)

	September 30,	December 31,
(dollars in thousands)	2009	2008
Assets
Investment in storage facilities:
Land	$237,813	$237,825
Building, equipment and construction in progress	1,152,598	1,136,938
	1,390,411	1,374,763
Less: accumulated depreciation	(239,152)	(214,213)
Investment in storage facilities, net	1,151,259	1,160,550
Cash and cash equivalents	29,281	4,486
Accounts receivable	2,340	2,937
Receivable from related parties	-	14
Receivable from joint ventures	133	336
Investment in joint ventures	19,974	20,111
Prepaid expenses	5,033	4,680
Intangible asset - in-place customer leases (net of accumulated amortization of $5,422 in 2009 and $5,160 in 2008)	27	289
Other assets	6,210	7,171
Net assets of discontinued operations	-	12,003
Total Assets	$1,214,257	$1,212,577

Liabilities
Line of credit	$-	$14,000
Term notes	500,000	500,000
Accounts payable and accrued liabilities	25,912	23,979
Deferred revenue	5,185	5,610
Fair value of interest rate swap agreements	20,632	25,490
Accrued dividends	-	14,090
Mortgages payable	107,842	109,261
Total Liabilities	659,571	692,430

Noncontrolling redeemable Operating Partnership Units at redemption value	12,779	15,118

Equity
Common stock	247	232
Additional paid-in capital	699,783	666,633
Accumulated deficit	(123,551)	(122,581)
Accumulated other comprehensive loss	(20,479)	(25,162)
Treasury stock at cost	(27,175)	(27,175)
Total Shareholders' Equity	528,825	491,947
Noncontrolling interest - consolidated joint venture	13,082	13,082
Total Equity	541,907	505,029
Total Liabilities and Equity	$1,214,257	$1,212,577

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	July 1, 2009	July 1, 2008
	to	to
(dollars in thousands, except share data)	September 30, 2009	September 30, 2008

Revenues
Rental income	$47,708	$49,355
Other operating income	1,807	1,783
Management and acquisition fee income	313	901
Total operating revenues	49,828	52,039

Expenses
Property operations and maintenance	13,242	14,568
Real estate taxes	5,165	4,816
General and administrative	4,568	4,267
Depreciation and amortization	8,337	8,306
Amortization of in-place customer leases	27	255
Total operating expenses	31,339	32,212

Income from operations	18,489	19,827

Other income (expense)
Interest expense (including amortization of financing fees of $315 in 2009 and $305 in 2008)	(10,873)	(10,034)
Interest income	22	94
Gain on sale of land	1,127	-
Equity in income of joint ventures	60	(56)

Income from continuing operations	8,825	9,831
(Loss) gain from discontinued operations (including loss on disposal of $1,009 in 2009)	(855)	220
Net income	7,970	10,051
Net income attributable to noncontrolling interests	(474)	(523)
Net income attributable to common shareholders	$7,496	$9,528

Earnings per common share attributable to common shareholders - basic
Continuing operations	$0.36	$0.43
Discontinued operations	(0.04)	0.01
Earnings per common share - basic	$0.32	$0.44

Earnings per common share attributable to common shareholders - diluted
Continuing operations	$0.36	$0.43
Discontinued operations	(0.04)	0.01
Earnings per common share - diluted	$0.32	$0.44

Common shares used in basic
earnings per share calculation	23,335,957	21,810,755

Common shares used in diluted
earnings per share calculation	23,349,479	21,833,622

Dividends declared per common share	$0.4500	$0.6400

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	January 1, 2009	January 1, 2008
	to	to
(dollars in thousands, except share data)	September 30, 2009	September 30, 2008

Revenues
Rental income	$141,228	$144,991
Other operating income	5,146	5,008
Management and acquisition fee income	929	901
Total operating revenues	147,303	150,900

Expenses
Property operations and maintenance	38,879	41,433
Real estate taxes	15,394	14,326
General and administrative	13,292	12,487
Depreciation and amortization	25,005	24,405
Amortization of in-place customer leases	262	1,111
Total operating expenses	92,832	93,762

Income from operations	54,471	57,138

Other income (expense)
Interest expense (including amortization of financing fees of $946 in 2009 and $867 in 2008, and $923 of waiver fees in 2009)	(32,552)	(27,966)
Interest income	75	273
Gain on sale of land	1,127	-
Equity in income of joint ventures	154	(38)

Income from continuing operations	23,275	29,407
(Loss) income from discontinued operations (including loss on disposal of $1,009 in 2009 and gain on disposal of $716 in 2008)	(441)	1,400
Net income	22,834	30,807
Net income attributable to noncontrolling interests	(1,416)	(1,785)
Net income attributable to common shareholders	$21,418	$29,022

Earnings per common share attributable to common shareholders - basic
Continuing operations	$0.97	$1.27
Discontinued operations	(0.02)	0.07
Earnings per common share - basic	$0.95	$1.34

Earnings per common share attributable to common shareholders - diluted
Continuing operations	$0.97	$1.27
Discontinued operations	(0.02)	0.07
Earnings per common share - diluted	$0.95	$1.34

Common shares used in basic
earnings per share calculation	22,639,513	21,728,542

Common shares used in diluted
earnings per share calculation	22,646,131	21,752,986

Dividends declared per common share	$1.0900	$1.9000

COMPUTATION OF FUNDS FROM OPERATIONS (FFO) (1) - (unaudited)

	July 1, 2009	July 1, 2008
	to	to
(dollars in thousands, except share data)	September 30, 2009	September 30, 2008

Net income attributable to controlling interests	$7,496	$9,528
Net income attributable to noncontrolling interests	474	523
Depreciation of real estate and amortization of intangible assets exclusive of deferred financing fees	8,408	8,639
Depreciation and amortization from unconsolidated joint ventures	205	232
Gain on sale of real estate	(118)	-
Funds from operations allocable to noncontrolling
interest in Operating Partnership	(284)	(350)
Funds from operations allocable to noncontrolling
interest in consolidated joint ventures	(340)	(340)
Funds from operations available to common
shareholders	15,841	18,232
FFO per share - diluted	$0.68	$0.84

Common shares - diluted	23,349,479	21,833,622

	January 1, 2009	January 1, 2008
	to	to
(dollars in thousands, except share data)	September 30, 2009	September 30, 2008

Net income attributable to controlling interests	$21,418	$29,022
Net income attributable to noncontrolling interests	1,416	1,785
Depreciation of real estate and amortization of intangible assets exclusive of deferred financing fees	25,471	25,795
Depreciation and amortization from unconsolidated joint ventures	620	262
Gain on sale of real estate	(118)	(716)
Funds from operations allocable to noncontrolling
interest in Operating Partnership	(868)	(1,042)
Funds from operations allocable to noncontrolling
interest in consolidated joint ventures	(1,020)	(1,224)
Funds from operations available to common
shareholders	46,919	53,882
FFO per share - diluted	$2.07	$2.48

Common shares - diluted	22,646,131	21,752,986

(1) We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

QUARTERLY SAME STORE DATA (2)	July 1, 2009	July 1, 2008
	to	to	Percentage
(dollars in thousands)	September 30, 2009	September 30, 2008	Change

Revenues:
Rental income	$47,570	$49,355	-3.6%
Other operating income	1,715	1,758	-2.4%
Total operating revenues	49,285	51,113	-3.6%

Expenses:
Property operations and maintenance	13,172	14,542	-9.4%
Real estate taxes	5,161	4,816	7.2%
Total operating expenses	18,333	19,358	-5.3%

Operating income	$30,952	$31,755	-2.5%

(2) Includes the 356 stores owned and/or managed by the Company for the entire periods presented.
Same Store Revenues by State (2)	July 1, 2009	July 1, 2008
	to	to	Percentage
(dollars in thousands)	September 30, 2009	September 30, 2008	Change

Alabama	2,649	2,708	-2.2%
Arizona	1,212	1,265	-4.2%
Connecticut	1,026	1,125	-8.8%
Florida	7,342	8,015	-8.4%
Georgia	3,056	3,362	-9.1%
Louisiana	1,951	1,972	-1.1%
Maine	278	296	-6.1%
Maryland	533	480	11.0%
Massachusetts	1,710	1,724	-0.8%
Michigan	641	627	2.2%
Mississippi	1,803	1,892	-4.7%
Missouri	1,070	1,125	-4.9%
New Hampshire	543	548	-0.9%
New York	4,555	4,685	-2.8%
North Carolina	1,513	1,568	-3.5%
Ohio	2,004	2,038	-1.7%
Pennsylvania	708	746	-5.1%
Rhode Island	451	480	-6.0%
South Carolina	903	969	-6.8%
Tennessee	500	536	-6.7%
Texas	12,550	12,546	0.0%
Virginia	2,287	2,406	-4.9%

Total same store	$ 49,285	$ 51,113	-3.6%
YEAR TO DATE SAME STORE DATA (3)	January 1, 2009	January 1, 2008
	to	to	Percentage
(dollars in thousands)	September 30, 2009	September 30, 2008	Change

Revenues:
Rental income	$139,727	$143,999	-3.0%
Other operating income	4,881	4,938	-1.2%
Total operating revenues	144,608	148,937	-2.9%

Expenses:
Property operations and maintenance	38,489	41,162	-6.5%
Real estate taxes	15,311	14,265	7.3%
Total operating expenses	53,800	55,427	-2.9%

Operating income	$90,808	$93,510	-2.9%

(3) Includes the 354 stores owned and/or managed by the Company for the entire periods presented.

OTHER DATA	Same Store (2)		All Stores
	2009	2008	2009	2008

Weighted average quarterly occupancy	82.4%	83.4%	82.3%	83.3%

Occupancy at September 30	81.6%	83.3%	81.6%	83.1%

Rent per occupied square foot	$10.15	$10.47	$10.25	$10.48
Investment in Storage Facilities:
The following summarizes activity in storage facilities during the nine months ended September 30, 2009:

Beginning balance	$1,374,763
Property acquisitions	-
Improvements and equipment additions:
Expansions	6,752
Roofing, paving, painting, and equipment:
Stabilized stores	4,003
Recently acquired and consolidated joint venture stores	260
Change in construction in progress (Total CIP $18.7 million)	4,733
Dispositions	(100)
Storage facilities at cost at period end	$1,390,411
	September 30, 2009	September 30, 2008

Common shares outstanding at September 30	23,478,580	21,973,223
Operating Partnership Units outstanding at September 30	419,952	419,952

CONTACT:
For more information:
Sovran Self Storage, Inc.
David Rogers, 716-633-1850
CFO
or
Diane Piegza, 716-633-1850
VP Corporate Communications
www.unclebobs.com